DTS8 Coffee to Introduce Don Manuel® Coffee at Maple Leaf Ball in Shanghai, China

Shanghai, China, September 19, 2013, DTS8 Coffee Company, Ltd (OTCQB:BKCT) announced today it is  a sponsor and will introduce the Don Manuel® brand of 100% Colombian coffee for sale in the Shanghai market at the 6th Annual Maple Leaf Ball on September 21, 2013, hosted by the Canadian Chamber of Commerce at the Grand Hyatt hotel  in Shanghai, China.

Andrew Gordon, President and CEO of Coffee Holding Company, Inc.(NASDAQ:JVA) said "We are excited about this opportunity to partner with DTS8 Coffee in expanding our Don Manuel 100% Colombian coffee into the developing coffee markets of the Pacific Rim. We believe that through DTS8 Coffee's innate experience in these markets they will be able to introduce this premium coffee to a host of new coffee drinkers which will, in the long run, create an enormous loyal customer base for our brand".

Don Manuel® coffee is artisan roasted by DTS8 under strict standards, ensuring that every cup offers a rich, full bodied coffee with chocolate flavours, sweet-toned syrupy notes, and a smooth, clean finish.

Sean Tan, CEO of DTS8 stated, "China is an emerging market for gourmet coffee and demand is growing.  Increasing disposable income among the young urban population and adoption of the affluent lifestyle, are key drivers behind the growing demand for premium fresh roasted coffees like Don Manuel®, an upscale quality product in United States.”

DTS8 holds an exclusive license from Coffee Holdings Co. Ltd., (JVA), to roast, market, and sell this legendary 100% Colombian Arabica coffee in China, as well as in Taiwan, Hong Kong, Macau, Malaysia, Singapore, Brunei, Thailand, Vietnam, Cambodia, Laos, Philippines, Myanmar, Indonesia and East Timor.

DTS8 Coffee Company, Ltd. (“DTS8”) is a purveyor of gourmet roasted coffee in China. DTS8 roasts, markets and wholesales the “DTS8 Premium”, “Single Origin Premium”, “Don Manuel”, and “Private Label” brands in Shanghai and others areas of China. DTS8 coffees are well regarded by consumers for their uniqueness, consistency and special flavor characteristics and are sold through distribution channels reaching consumers at restaurants, multi-location coffee shops and offices. Visit us at www.dts8coffee.com.

Except for the historical matters contained herein, statements in this press release contain “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties which may affect DTS8’s current and future business and prospects. Actual results could differ materially, as a result of various risk factors including but not limited to: (1) competition in the markets for DTS8’s coffee; (2) the ability of DTS8 to execute its business plan; and (3) other factors detailed in DTS8’s public filings with the SEC. By making these forward-looking statements, DTS8 can give no assurances that transactions described in this press release will be successfully completed, and undertakes no obligation to update these statements for revisions or changes after the date of this press release. This release should be read in conjunction with DTS8’s Annual Report on Form 10-K and its other filings with the SEC through the date of this release, which identifies important factors that could affect the forward-looking statements in this release.  In addition, factors that could cause actual results to differ materially from those contemplated in the statements include, without limitation, overall economic conditions, and other risks associated generally with the green bean coffee business. These forward-looking statements are not guarantees of future performance.

USA: Corporate: 775-360-3031 -  info@dts8coffee.com

China: Sean Tan, CEO: 011-86-181-0181-9011 -  sean@dts8coffee.com